TRANSGLOBE ENERGY CORPORATION ANNOUNCES
ADMISSION TO TRADING ON AIM

AIM & TSX: “TGL” - NASDAQ: “TGA”

Calgary, Alberta, June 29, 2018 – Further to its announcement on 1 June 2018, TransGlobe Energy Corporation (“TransGlobe” or “the Company”), an independent international upstream oil and gas company with exploration and production operations in Egypt and Canada, is pleased to announce today that its common shares have been admitted to the AIM market of the London Stock Exchange and have begun trading under the ticker “TGL”.
Upon Admission, the Company’s common share capital consisted of 72,205,369 common shares. The Company does not hold any common shares in treasury. This figure may be used by shareholders to determine if they are required to notify their interest in, or a change to their interest in, the Company.
The Common Shares have been listed on the TSX under the symbol "TGL" since 7 November 1997 and on the NASDAQ under the symbol "TGA" since 18 January 2008.
Randy Neely, President of TransGlobe, said:
“I am delighted that TransGlobe has today been admitted to AIM which we believe will enhance liquidity for our shareholders and make it easier for us to introduce the Company to a wider audience of investors in the UK, Europe and South Africa.
“TransGlobe has a strong balance sheet, a material production base with exploration upside, and 22 years’ experience of operating successfully internationally which, we believe, makes us ideally suited to the London capital markets.”
Enquiries:

TransGlobe Energy	Via FTI Consulting

Ross Clarkson, Chief Executive Officer Randy Neely, President Eddie Ok, Chief Financial Officer	www.trans-globe.com
Canaccord Genuity (Nomad & Joint Broker)
Henry Fitzgerald-O'Connor James Asensio
GMP First Energy (Joint Broker)
Jonathan Wright
FTI Consulting (Financial PR)
Ben Brewerton Emerson Clarke	transglobeenergy@fticonsulting.com

For further information, please contact: Investor Relations Telephone: 403.264.9888 Email: investor.relations@trans-globe.com Web site: http://www.trans-globe.com